Exhibit 99.1

LSI INDUSTRIES INTRODUCES STRATEGIC PLAN UPDATE, FIVE-YEAR FINANCIAL TARGETS

“Fast Forward” Strategy to Deliver $800 million in Net Sales and $100 million Adjusted EBITDA by FY28

CINCINNATI -- March 8, 2023 -- LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and display solutions, today introduced its long-term strategic growth plan, including new, five-year financial targets through FY28.

MANAGEMENT COMMENTARY

“During the last three years, our team has demonstrated significant progress on our business transformation strategy, one that emphasizes targeted commercial expansion within higher-value, growth-oriented vertical markets, improved operational efficiency, and a disciplined approach toward capital allocation,” stated James A. Clark, President and Chief Executive Officer of LSI Industries. “During this period of transformation, we’ve built a balanced, integrated lighting and display solutions platform, introduced a record number of new products, strengthened our partner and end-user relationships, expanded our procurement and sourcing capabilities, and successfully integrated a significant strategic acquisition with the purchase of JSI.”

“Having built a strong foundation for profitable growth, LSI will now seek to build scale through its distinct vertical market model, positioning us to deliver superior value to both customers and shareholders,” continued Clark. “Today, with the introduction of our Fast Forward strategy, we are publishing new, five-year financial targets. Over the next five years, we project net sales growth of more than 60%, Adjusted EBITDA growth of more than 100% and Adjusted EBITDA margin expansion of approximately 250+ basis points, or 12.5% of net sales. We anticipate sales growth will be evenly balanced across both organic and inorganic investments.”

“In the current fiscal year 2023 ended June 30, 2023, we project net sales of approximately $490-$500 million and Adjusted EBITDA of $47-$49 million, or ~9.5% to 10% of net sales,” concluded Clark.

FAST FORWARD STRATEGY OVERVIEW

LSI’s Fast Forward Strategy seeks to deliver sustained commercial expansion, operational excellence and disciplined capital allocation, consistent with the Company’s focus on long-term value creation. Key elements of the Strategy include the following:

●

Seek to expand “customer share” within existing verticals through a combination of new customer originations; increasing penetration of existing customer accounts; and expansion within adjacent, complimentary new applications/solutions

●	Seek to expand “market share” into new high-value verticals, utilizing existing solutions in addition to adjacent, complementary new applications/solutions

●	Continue the ongoing launch of vertical/customer specific new products, and build and scale new competencies and solutions, some of which acquired through targeted acquisitions

INTRODUCING FY28 FINANCIAL TARGETS

In conjunction with the launch of LSI’s Fast Forward Strategy, the Company has introduced FY28 financial targets for net sales, Adjusted EBITDA, and Adjusted EBITDA margin.

	FY23e	FY28e	5-Year Growth

Net Sales ($MM)	$490-$500	$800	60%+
Adjusted EBITDA ($MM)	$47-$49	$100	100%+
Adjusted EBITDA Margin (%)	9.5%-10%	12.5%	250 bps+

Consistent with the Company’s focus on disciplined capital allocation, LSI is committed to maintaining a long-term ratio of net debt to trailing twelve-month adjusted EBITDA of at or below 3.0x.

In conjunction with this press release, accompanying presentation materials are available in the Investor Relations section of LSI’s corporate website at www.lsicorp.com.

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company with shares listed on the NASDAQ Stock Market under the symbol LYTS. The Company manufactures non-residential lighting and display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities to introduce additional solutions to its valued customers. Display solutions consist of graphics solutions, digital signage, and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The Company employs approximately 1,600 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “target,” “commit,” “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com